Exhibit 99.1

CST Brands and Lehigh Gas Partners Announce the Successful Completion of the Acquisition

of the General Partner of Lehigh Gas Partners LP (LGP)

•	CST Brands acquires the General Partner of Lehigh Gas Partners and all the associated Incentive Distribution Rights (“IDRs”) of LGP

•	Lehigh Gas Partners to change its name to CrossAmerica Partners LP

San Antonio, Texas and Allentown, Pennsylvania—October 1, 2014—CST Brands, Inc. (NYSE: CST) and Lehigh Gas Partners (NYSE: LGP) today announced CST’s completion of the purchase of 100% of the membership interests of Lehigh Gas GP LLC, the general partner of Lehigh Gas Partners LP (NYSE: LGP) from Lehigh Gas Corporation and all of the outstanding IDRs of LGP. The aggregate consideration was $17 million in cash and 2.044 million shares of CST common stock.

Joe Topper, the Chairman and CEO of the general partner of LGP prior to CST’s acquisition, will continue to serve as President and CEO of the general partner and has joined the Board of Directors of CST Brands. Kim Lubel, the Chairman and CEO of CST Brands will assume the role of Chairman of the general partner. “This is a very exciting day for all of us, and signals the start of a new chapter of growth for both CST and the partnership,” said Lubel. “I am happy to welcome Joe Topper to our leadership team and, on behalf of the CST Board of Directors, to the CST Board.”

The companies also announced today that Lehigh Gas Partners LP has changed its name to CrossAmerica Partners LP effective today, October 1, 2014. Beginning on October 6th, CrossAmerica will begin trading under the symbol “CAPL” and the partnership’s common units will continue to trade on the New York Stock Exchange. “I believe that the new name, CrossAmerica Partners, truly reflects our combined vision of growth of CST and CrossAmerica across the North American continent,” said Topper. “Collectively, CST and CrossAmerica distribute fuel to approximately 3,000 locations in 27 states from California to Virginia, Florida to Maine, and across Eastern Canada.”

In connection with the closing of the acquisition, CST’s credit agreement was amended to, among other things, extend the maturity of the loans under the agreement from May 2018 to September 2019, and to permit the closing of the acquisition and contemplated transactions with CrossAmerica, including potential future drop-down asset sales to CrossAmerica, subject to certain conditions.

Also in connection with the closing of the acquisition, CrossAmerica’s credit agreement was amended to permit the closing of the acquisition and to allow for the acquisition of potential drop-downs from CST, along with certain other items. In addition, the size of the partnership’s credit facility was increased from $450 million to $550 million.

BofA Merrill Lynch acted as a financial advisor and Paul Hastings LLP and Baker Botts LLP acted as legal counsel to CST. Barclays acted as financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP acted as legal counsel to Lehigh Gas Corporation and its affiliates. Vinson & Elkins LLP acted as legal counsel to CrossAmerica.

CST Brands

CST Brands, Inc., a Fortune 500 Company, is one of the largest independent retailers of motor fuels and convenience merchandise in North America. Based in San Antonio, Texas, CST employs nearly 12,000 Team Members at nearly 1,900 locations throughout the Southwestern United States and Eastern Canada offering a broad array of convenience merchandise, beverages, snacks and fresh food. In the U.S., CST Corner Stores proudly sell fuel and signature products such as Fresh Choices baked and packaged goods, U Force energy and sport drinks, Cibolo Mountain coffee, FC Soda and Flavors2Go fountain drinks. In Canada, CST is the exclusive provider of Ultramar fuel and its Dépanneur du Coin and Corner Stores sell signature Transit Café coffee and pastries. For more information about CST, please visit cstbrands.com.

CrossAmerica Partners (formerly Lehigh Gas Partners)

CrossAmerica Partners LP, headquartered in Allentown, PA, is a leading wholesale distributor of motor fuels and owner and lessee of real estate used in the retail distribution of motor fuels. Formed in 2012, the company distributes fuel to over 1,050 locations and owns or leases more than 625 sites in sixteen states: Pennsylvania, New Jersey, Ohio, Florida, New York, Massachusetts, Kentucky, New Hampshire, Maine, Tennessee, Maryland, Delaware, West Virginia, Virginia, Illinois and Indiana. The company is affiliated with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf and Citgo. CrossAmerica ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for many additional brands. For additional information, please visit www.crossamericapartners.com (formerly www.lehighgaspartners.com).

Forward-Looking Statements

This press release and any oral statements made regarding the subjects of this release may contain forward looking statements of CST Brands and CrossAmerica Partners. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST Brand’s and CrossAmerica’s (formerly Lehigh Gas Partners’) Form 10-Qs or Form 10-K filed with the Securities and Exchange Commission, available at www.sec.gov. Neither CST Brands or CrossAmerica Partners undertake any obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Source: CST Brands, Inc. and CrossAmerica Partners LP

CST Brands, Inc.

Investors:

Randy Palmer, 210-692-2160

Director – Investor Relations

or

Media:

The DeBerry Group

Melissa Ludwig or Trish DeBerry, 210-223-2772

Or

CrossAmerica Partners LP

Investors:

Karen Yeakel

Vice President, Investor Relations

610-625-8126

kyeakel@lehighgas.com